Exhibit 15.3

April 23, 2026

51Talk Online Education Group

6 Shenton Way, #38-01 OUE Downtown

Singapore 068809

Re:Consent Letter – Form 20-F Fiscal Year ended 31 December 2025

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangement with Our Subsidiaries in the Philippines and Its Shareholders” in 51Talk Online Education Group’s annual report on Form 20-F for the fiscal year ended December 31, 2025, which will be filed by 51Talk Online Education Group on 23 April 2026 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summary of our opinions that appear in the annual report on Form 20-F into the registration statements on Form S-8 (File No. 333-213457) that was filed on September 2, 2016, Form S-8 (File No. 333-229055) that was filed on December 28, 2018 and Form S-8 (File No. 333-274238) that was filed on August 28, 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to 51Talk Online Education Group’s annual report on Form 20-F for the year ended 31 December 2025.

Very truly yours,

/s/ Sapalo Velez Bundang & Bulilan
Sapalo Velez Bundang & Bulilan